EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

of 400 South Hope Street, Suite 500, Los Angeles, CA 90071

At the close of business September 30, 2019, published in accordance with Federal regulatory authority instructions.

Dollar amounts
in thousands
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	2,683
Interest-bearing balances	209,168
Securities:
Held-to-maturity securities	0
Available-for-sale securities	171,210
Equity securities with readily determinable fair values not held for trading	0
Federal funds sold and securities
purchased under agreements to resell:
Federal funds sold	0
Securities purchased under agreements to resell	0
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, held for investment	0
LESS: Allowance for loan and lease losses	0
Loans and leases held for investment, net of allowance	0
Trading assets	0
Premises and fixed assets (including capitalized leases)	24,228
Other real estate owned	0
Investments in unconsolidated subsidiaries and associated companies	0
Direct and indirect investments in real estate ventures	0

Intangible assets	856,313
Other assets	96,903
Total assets	$1,360,505

LIABILITIES

Deposits:
In domestic offices	2,897
Noninterest-bearing	2,897
Interest-bearing	0
Not applicable
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	19,424
Not applicable
Not applicable
Subordinated notes and debentures	0
Other liabilities	229,299
Total liabilities	251,620
Not applicable

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus (exclude all surplus related to preferred stock)	323,878
Not available
Retained earnings	783,657
Accumulated other comprehensive income	350
Other equity capital components	0
Not available
Total bank equity capital	1,108,885
Noncontrolling (minority) interests in consolidated subsidiaries	0
Total equity capital	1,108,885
Total liabilities and equity capital	1,360,505

I, Matthew J. McNulty, CFO of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Matthew J. McNulty                                 )                                            CFO

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Antonio I. Portuondo, President                      )

Michael P. Scott, Managing Director                                             )                                            Directors (Trustees)

Kevin P. Caffrey, Managing Director                                          )